                                                                    Exhibit 12


                                    Conectiv

                       Ratio of Earnings to Fixed Charges
                             (Dollars in Thousands)

                                                                          Year Ended December 31,
                                          -----------------------------------------------------------------------------------------

                                             2001              2000             1999                  1998                  1997
                                          ---------         ---------         ---------             ----------           ---------

Income from continuing operation          $ 377,522         $ 203,815          $143,493               $170,933            $106,890
                                          ---------         ---------         ---------             ----------           ---------
Income taxes                                253,486           151,275           123,079                117,857              76,040
                                          ---------         ---------         ---------             ----------           ---------

Fixed charges:
       Interest on long-term debt
            including amortization of
            discount, premium and
            expense                         142,423           166,256           149,732                133,796              78,350
       Other interest                        54,175            60,818            37,743                 26,199              12,835
       Preferred dividend require-
            ments of subsidiaries            18,734            20,383            19,894                 17,871              10,178
                                          ---------         ----------        ---------             ----------           ---------
           Total fixed charges              215,332           247,457           207,369                177,866             101,363
                                          ---------         ----------        ---------             ----------           ---------

Nonutility capitalized interest             (15,119)           (9,278)           (3,264)               (1,444)                (208)
                                          ---------         ---------         ---------             ----------           ---------

Undistributed earnings of equity
            method investees                     -             (4,496)              -                       -                   -
                                          ---------         ---------         ---------             ----------           ---------

Earnings before extraordinary
       item, income taxes, and
       fixed charges                       $831,221          $588,773          $470,677               $465,212            $284,085
                                          =========         =========         =========             ==========           =========

Total fixed charges shown above            $215,332          $247,457          $207,369               $177,866            $101,363
Increase preferred stock dividend
   requirements of subsidiaries to
   a pre-tax amount                           3,644             5,253             6,123                  4,901               3,065
                                          ---------         ---------         ---------             ----------           ---------
Fixed charges for ratio
   computation                             $218,976          $252,710          $213,492               $182,767            $104,428
                                          =========         =========         =========             ==========           =========

Ratio of earnings to fixed charges             3.80              2.33              2.20                   2.55                2.72



     For purposes of computing the ratio, earnings are income from continuing operations plus income taxes and fixed charges, less nonutility capitalized interest. Fixed charges include gross interest expense, the estimated interest component of rentals, and preferred stock dividend requirements of subsidiaries. Preferred stock dividend requirements for purposes of computing the ratio have been increased to an amount representing the pre-tax earnings which would be required to cover such dividend requirements. The ratios for 2000-1997 have been restated to reflect discontinued telecommunciation operations, which is discussed in Note 5 to the Consolidated Financial Statements, included in Item 8 of Part II.